LIMITED OFFERING

REVERSE MERGER, INC.

A Delaware Corporation

A DEVELOPMENT STAGE COMPANY

80 Wall Street, Suite412, New York, NY. 10005 Phone 212-344-5519

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK

(See " Risk Factor ")

Offer of 100,000 Shares of Common Stock
At one dollar per share.
Minimum purchase requirement is 100 shares.
(See "Plan of Distribution")

	Price to Public	Underwriting discount and Commissions	Proceeds to issuer
Per Share	$1.00	-0-	$1.00
Total	$100,000.	-0-	$100,000.

*At present, no commissions are anticipated, as the officers, directors and employees of the Company are making the offering on behalf of the Company without fee. However, after the date of the Memorandum, certain individuals and securities dealers may be engaged to assist in sales of the Offering, for which sales a commission would be paid. (See 'Plan of Distribution").

**From total proceeds will be deducted expenses connected with the Offering (legal, accounting, filing, printing, and miscellaneous expenses) in the amount of approximately $10,000. (See "Use of Proceeds").

The selling period for this Offering will begin upon the date of this Memorandum, and will terminate one year after that date.

This document is furnished for review by prospective investors, their attorneys, accountants and other professional advisors. It is presented for due diligence and analysis purposes only and does not constitute an offer or sale of securities. An offer can only be made pursuant to applicable securities laws.

Neither this document nor its content is to be reproduced or transmitted to or discussed with any member of the public at any time or any potential investor unless such investor has received an approved, numbered copy of the Limited Offering memorandum describing the investment. Such prohibited reproduction, transmittal or discussion may constitute a violation of federal or state securities laws.

THESE SECURITIES HAVE NOT BEEN APPROVED BY THE S.E.C. OR ANY STATE SECURITIES COMMISSION. NONE OF THESE ORGANIZATIONS HAS DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRATY IS A CRIMINAL OFFENSE.

This prospectus is dated April 1, 1998.

THE COMPANY

Reverse Merger, Inc. (the Company) was incorporated on January 24, 1997 under the laws of the State of Delaware. The Company began its business operation in January of 1998. It conducted no business its first year of existence. The principal office of the Company is located at 80 Wall Street, suite 412, New York, NY. 10005. Its phone number is 212-344-5519 and its fax number is 212-344-4688. The fiscal year begins January 1st each year. The Company was organized to provide counseling in the field of Mergers and Acquisition. The Company will concentrate on transactions of the reverse merger type. A reverse merger is when a public shell company, (a company with no assets or business.) sometimes called a blank check company, or a blind pool company, mergers with a private operating company with assets, revenue, and a plan of business. This is done in order to obtain public trading status for its shares without going through the process of an initial public offering, or registration. The Company will concentrate on transactions where its fees will be paid in cash. It does not intend to deal in securities, or be paid in securities although its officers and directors might (see Conflicts of Interest). The Company has a short operating history and no revenue to date. There can be no assurance that the Company's business will be profitable at any time in the future. All the risks incident to the starting of a new enterprise are inherent herein. The Company's primary plan of attracting business is through its website on the world wide web. Its URL address is: (http://www.IPO-MERGE.com). There is no assurance that the Company will attract any leads or business from the Internet.

RISK FACTORS

The shares of common stock offered hereby are speculative. There are a number of factors, which should be carefully considered by a prospective purchaser of these shares. Among such factors are:

1. The offering is on a best effort basis and there is no assurance that sufficient funds will be realized therefrom so as to permit the Company to fulfill the expectations set forth herein. There are no arrangements for the return of funds to subscribers if all of the securities offered hereby are not sold.

2. The Company was incorporated on January 24, 1997, but did not commence its operations until January of 1998. Its operating history is very short, and to date there has been on revenue. There can be no assurance that the Company's business will be profitable at any time in the future. All the risk incident to the starting of a new enterprise is inherent herein. There is no assurance that the Company will be able to find and retain qualified personnel to do the specialized tasks that it will face.

3. The Company is and will be in competition with many larger companies which have substantial history, background and record of successful operation and which also have substantially greater financial resources and experience in the field.

4. The initial offering price of $1.00 per share was arbitrarily established, and bears no relationship to earnings, book value or other objective standards of worth.

5. Neither the Certificate of Incorporation nor its by-laws provide for cumulative voting rights; therefore, the holders of more than 50% of the shares voting for election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining less than 50% of the shares voting for elections of directors will not be able to elect any person or persons to the board of directors of the Company.

6. To date, the Company has not paid cash dividends on the common stock of the Company. The Company has no plans to pay any dividends. There can be no assurance that the Company will ever pay any dividends.

7. As of this date there is no public market for the common stock of the Company, and there is no assurance that a market will develop at the conclusion of this offering.

8. Future operations of the Company may require capital in excess of that to be raised by this offering, and there can be no assurance that the Company will be successful in raising any such required capital.

9. Until sufficient operating revenue is generated, a portion of the proceeds of the offering will be used to finance the day-to-day operation of the Company.

10. The majority of the financial risk of the Company's proposed business will be taken by the investing public, which group will not be in a position to control the management of the Company.

INVESTMENT IN SMALL BUSINESS INVOLVES A HIGH DEGREE OF RISK, AND INVESTORS SHOULD NOT INVEST ANY FUNDS IN THIS OFFERING UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING.

BUSINESS AND PROPERTIES

The Company plans to provide counseling in the field of Mergers and Acquisitions. The Company will concentrate on transactions of the reverse merger type. A reverse merger is when a public shell company, (a company with no assets or business.) sometimes called a blank check company, or a blind pool company, merges with a private operating company with assets, revenue, and a plan of business. This is done in order to obtain public trading status for its shares without going through the process of an initial public offering, or registration. The Company will concentrate on transactions where its fees will be paid in cash. It does not intend to deal in securities, or be paid in securities

although its officers and directors might (see Conflicts of Interest). The Company has a short operating history and no revenue to date. There can be no assurance that the Company's business will be profitable at any time in the future. All the risks incident to the starting of a new enterprise are inherent herein. The Company's primary plan of attracting business is through its website on the world wide web. Its URL address is: (http://www.IPO-MERGE.com) there is no assurance that the Company will attract any leads or business from the Internet. The Company has a great deal of competition from companies with more experience, and greater resources. The Company has no employee's and relies on its president to generate business. The Company has a small one-room office.

OFFERING PRICE FACTORS

The Company has no net, after-tax earnings for the last fiscal year. The Company has no revenue, or profits. This makes it impossible to compute a price for the stock based on a multiple of earnings. The net tangible book value of the Company is $10,000 or $0.01 cent per share. The initial offering price of $1.00 per share was arbitrarily established, and bears no relationship to earnings, book value or other objective standards of worth. The management of the Company has paid approximately $0.01 cent per share, and the public is being offered shares for $1.00 per share. When the offering is complete the public shareholders will be deluded to approximately $0.11 cent per share (if the whole issue is sold). While the management's shares will increase in value.

USE OF PROCEEDS

The following table sets forth the use of the proceeds from this offering:

Total Proceeds	$100,000.
Less: Offering Expenses	$10,000.
Legal & Accounting	$2,000.
Copying & Advertising	$1,000.
Net Proceeds from Offering	$87,000.
Advertising	$20,000.
Internet development	$20,000.
Operating overhead	$30,000.
Working Capital	$17,000.

There is no assurance that the Company will raise the entire $100,000., that is anticipated. If the Company raises less, it will severally limit its ability to operate. There is on assurance that these funds will be enough for the Company's operations. There is no minimum amount of proceeds that must be raised in this offering. The tables set forth above is "If Maximum Sold".

CAPITALIZATION

There is only one class of securities authorized in the Certificate of Incorporation, 10,000,000 shares of common stock with a par value of $0.0001 cent per share. As of the offering date there were 900,000 shares outstanding.

DESCRIPTION OF SECURITIES

The securities being offered hereby are 100,000 shares of common stock with a par value of $0.0001 cent per share. These securities have non-cumulative voting rights, and no preemptive rights. The securities are not convertible. These securities are not callable or subject to redemption. The Company has not paid Dividends. Currently the Board of Directors believes that it will be advisable for the Company to retain any and all of its earnings for the foreseeable future.
These securities have not been registered with the Securities and Exchange Commission or any State Securities Commission. The issuer is relying on an exemption from registration: Regulation D- Limited Offering, under Rule 504."Exemption for Limited Offerings and Sales of Securities Not Exceeding $1,000,000." These rules relate to transactions exempted from the registration requirements of section 5 of the Securities Act of 1933.

THESE SECURITIES HAVE NOT BEEN RECOMMENDED OR APPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THESE AUTHORITIES HAVE NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR SELLING LITERATURE. THESE SECURITIES ARE OFFERED UNDER AN EXEMPTION FROM REGISTRATION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THESE SECURITIES ARE EXEMPT FROM REGISTRATION.

PLAN OF DISTRIBUTION

This offering is not being made through selling agents. The current management, Officers and Directors of the Company will be the only persons making this offering. They will receive no compensation for the sale of these securities.

DIVIDENDS, DISTRIBUTIONS AND REDEMPTIONS

The Company has never paid any dividends. Currently the Board of Directors believes that it will be advisable for the Company to retain all of its earnings for the foreseeable future. The Company's policy with respect to the payment of dividends, including stock dividends, will be reviewed from time to time by the Board of Directors in light of the Company's earnings, financial condition and other relevant factors. There are no redemption rights. The Company has made no distributions to its shareholders.

OFFICERS, DIRECTORS AND KEY PERSONNEL OF THE COMPANY

The following table sets forth the names and ages of all the directors and executive officers of the Issuer. Further more, the table shows the positions held by each such person, length of service, date of initial appointment of election to office, and the term of office:

Name and Age	Position	First Elected Or Appointed	Director Term of Office
Gregory Aurre Age 49	President & Director	Jan-97	Until 1999 Shareholders Meeting
Gregory Aurre III Age 25 (Son of Gregory Aurre)	Secretary, Treasurer & Director	Jan-97	Until 1999 Shareholders Meeting
Amerika Aurre Age 26 (Daughter of Gregory Aurre)	Director	Jan-97	Until 1999 Shareholders Meeting

Gregory Aurre, Director and President

Mr. Aurre is 49 years old and is an independent financial consultant. From 1990 to present he has acted as a financial consultant. From 1986 to 1990, Mr. Aurre was the President of Texas Coastal Exploration, Inc., a company involved in oil and gas exploration. From 1981 to 1986, Mr. Aurre was the President of United Petroleum Corporation, a company involved in oil and gas exploration. From 1970 to 1981, Mr. Aurre was the President of Aurre Management Co., Inc., a company involved in financial consulting.

Amerika Aurre, Director

Ms. Aurre is 26 years old and the daughter of the President of the Company, Gregory Aurre. She has been employed in the fashion merchandising industry for six years.

Gregory Aurre III, Director and Secretary-Treasurer

Mr. Aurre is 25 years old and the son of the President of the Company, Gregory Aurre. He is a Licensed Securities Sales Person with an N.A.S.D. member firm.

Family Relationships

Amerika Aurre is the daughter of Gregory Aurre.
Gregory Aurre III is the son of Gregory Aurre.

Principal stockholders

As of March 24, 1998, the only persons known to the issuer to be the beneficial owner of more than 5% of the issuer's common voting securities is set forth as follows:

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Owner	Percent of Class
Common	Gregory Aurre 80 Wall Street Suite 412 New York, New York 10005	300,000	33%
Common	Amerika Aurre 259 West 10th Street Apt. 2f New York, New York 10014	300,000	33%
Common	Gregory Aurre III 214-22 41st Ave Bayside, New York 11361	300,000	33%

Security Ownership of Management

The following table sets forth, as of March 24, 1998, certain information regarding the ownership of the common stock, $0.0001 par value, which is the only class of securities authorized, issued And outstanding of the issuer by its Officers and Directors, and as a group.

Title of Class	Name of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class
Common	Gregory Aurre	300,000	33%
Common	Amerika Aurre	300,000	33%
Common	Gregory Aurre III	300,000	33%
Common	Officers & Directors as a Group	900,000	100%

To the best knowledge of the issuer, there are no arrangements, understanding or agreements relative to the disposition of any of the issuer's securities, the operation of which would at a subsequent date result in a change in control of the issuer.

MANAGEMENT RELATIONSHIPS, TRANSACTIONS AND REMUNERATION

Family Relationships: Amerika Aurre is the daughter of the Company president Gregory Aurre
Gregory Aurre III is the son of the Company president Gregory Aurre

None of the issuer's officers and directors is indebted to the Company, and has not been at any time.

None of the officers or directors of the issuer has been, or is being paid any cash compensation, or otherwise is subject to any deferred compensation plan, bonus plan, or is the subject of any option agreement or any other arrangement or understanding whereby such person would obtain any cash or non-cash compensation for their services for and on behalf of the issuer, except for the common stock that the directors have received.

LITIGATION

The Company is not involved in any litigation or administrative action. Nor is any action threatened or anticipated.

CONFLICT OF INTEREST

The business of the Company is highly dependent on the services of its president, Gregory Aurre. Mr. Aurre has no employment contract with the Company, and only plans to spend about 25% of his time working for the Company. Mr. Aurre is currently on the board of other public companies, and may compete directly with the Company. Mr. Aurre has in the past bought and sold public shell companies, and plans to continue this practice. The Company will probably do business with Mr. Aurre's companies and it will be Mr. Aurre that will determine the fees paid to the Company. Mr. Aurre will also profit from securities ownership in the companies that the Company deals with.

Amerika Aurre, and Gregory Aurre III don't plan on spending any of their time working for the Company, they might also own securities in companies that the issuer deals with.

TRANSFER AGENT

Interwest Transfer Company, Inc.
1981 East Murry Holladay Road
Suite 100
Salt Lake City, Utah. 84117
801-277-3147

REVERSE MERGER, INC.
Statement of Financial Condition
(Unaudited)
January 15, 1998

Assets

Current Assets	
Cash	$6,919.00
Accounts Receivable	0.00
Total Current Assets	$6,919.00
Fixed Assets	
Furniture and Fixtures	$500.00
Computers and Equipment	$2000.00
Total Fixed Assets	$2,500.00
Other Assets	
Security Deposits	$581.00
Total Assets	$10,000.00

Liabilities and Stockholders Equity

Current Liabilities	
Accrued Expenses and Taxes	$0.00
Loans Payable	$0.00
Total Current Liabilities	$0.00
Stockholders Equity	
Capital Stock Authorized 10,000,000 Shares ($0.0001 par value) Issued and Outstanding 900,000 Shares ($0.0001 par value)	$90.00
Paid-In Capital	$9,010.00
Retained Earnings	$0.00
Total Stockholders Equity	$10,000.00
Total Liabilities and Stockholders Equity	$10,000.00

This is a development stage company.
This statement is at the inception of operation.